Exhibit 99.1

DXP Enterprises Appoints Gene Padgett Chief Accounting Officer

HOUSTON--(BUSINESS WIRE)--May 15, 2018--DXP Enterprises, Inc. (NASDAQ: DXPE) today announced that Eugene (“Gene”) Padgett has been appointed as DXP’s new Chief Accounting Officer, effective May 21, 2018. Mr. Padgett is a certified public accountant and has over 20 years of experience in accounting within a public company environment. Gene replaces Mac McConnell, who retired on March 31, 2018.

Previous to DXP, Mr. Padgett spent ten years with Spectra Energy in several positions with increasing responsibility including General Manager of U.S. and Canadian Tax, Director of U.S. Operations Accounting and General Manager Corporate Accounting. Prior to Spectra Energy, he spent seven years with Duke Energy in various roles covering Corporate Accounting, Accounting Research and Policy and working as a divisional controller. Mr. Padgett started his career at PricewaterhouseCoopers.

Kent Yee, CFO, added, “I am excited to have Gene as part of the DXP Accounting and Finance team. After conducting an extensive search, we found a great candidate and partner in Gene. I look forward to working with Gene and building a stronger strategic, technical and operational accounting and finance function to support the DXP businesses. We will continue to drive functional excellence in all areas of accounting and finance. We look forward to continuing the momentum and a positive fiscal year 2018 for the operations of our accounting and finance team.”

About DXP Enterprises, Inc.

DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to industrial customers throughout the United States, Canada, Mexico and Dubai. DXP provides innovative pumping solutions, supply chain services and maintenance, repair, operating and production ("MROP") services that emphasize and utilize DXP’s vast product knowledge and technical expertise in rotating equipment, bearings, power transmission, metal working, industrial supplies and safety products and services. DXP's breadth of MROP products and service solutions allows DXP to be flexible and customer-driven, creating competitive advantages for our customers. DXP’s business segments include Service Centers, Innovative Pumping Solutions and Supply Chain Services. For more information, go to www.dxpe.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, the ability to remediate material weaknesses, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. In some cases, you can identify forward-looking statements by terminology such as, but not limited to, “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “goal,” or “continue” or the negative of such terms or other comparable terminology. For more information, review the Company’s filings with the Securities and Exchange Commission.

CONTACT:
DXP Enterprises, Inc.
Kent Yee, 713-996-4700
Senior Vice President, CFO
www.dxpe.com